Exhibit 10.56
EXECUTION COPY
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT, dated as of October 19, 2011 (this “Agreement”), between American Railcar Industries, Inc., a North Dakota corporation (the “Company”) and Mr. Dale C. Davies (the “Employee”).
1. Employment
(a)	Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Employee and the Employee hereby agrees to become so employed. During the Term of Employment (as hereinafter defined), the Employee shall be employed in the position of Senior Vice President, Chief Financial Officer and Treasurer of the Company, reporting to James Cowan, Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”), and as an officer of subsidiaries of the Company as specified and directed by the Board from time to time, and shall perform such duties, consistent with such status and position, as are specified from time to time by, and shall serve in such capacities at the pleasure of, the Company and the Board, subject to the terms hereof.
(b)	During the Term of Employment (as hereinafter defined), the Employee shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.
(c)	During the Term of Employment, the Employee shall not, without the prior written consent of the Company’s Compensation Committee, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association (except homeowners), organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.
2. Term
The employment period shall commence as of September 1, 2011 (the “Effective Date”) and shall continue through September 1, 2014 (the “Expiration Date”) (such period being referred to herein as the “Term of Employment.”

3. Compensation
For all services to be performed by the Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
(a) Base Compensation
The Company will pay the Employee a salary (the “Base Salary”) at an annual rate of $275,000 per full 365-day year. The Base Salary shall be payable in accordance with the normal payroll practice of the Company. The Base Salary will be reviewed periodically by the Board of Directors as is customary with other officers. Following such review, the Board of Directors may, at its absolute and sole discretion, increase (but shall not be required to increase) the Base Salary or other benefits.
(b) Bonus Compensation
The Company will pay the Employee an annual bonus target for each calendar year of employment ending on or after December 31, 2011 shall be 50% of Base Salary. Actual bonus paid may be less than or greater than target based on the achievement of objective performance targets for the Company to be set by the Board (or a committee thereof) in an annual bonus plan for each calendar year. The compensation payable as contemplated in the preceding sentence of this section 3(b) is referred to herein as “Bonus Compensation”. The Bonus Compensation in respect of any calendar year, if due under the then current bonus Plan, shall be paid in accordance with such plan.
(c) Long-Term Incentive Compensation
The Employee will be eligible to participate in the Company’s Equity Incentive plan (or successor plan) as may be in effect from time to time in accordance with the terms of such plan.
(d) Taxes
All amounts paid to the Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus or Long-Term Incentive Compensation, if any, any other compensation or benefits, whether in cash or in kind, shall be subject to normal federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation.
4. Benefits
During the Term of Employment, and in addition to any benefits and perquisites to which the Employee is otherwise entitled pursuant to this Agreement, the Employee shall be entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits at least equal to those currently or subsequently received by other senior employees of the Company as such may be provided by the Company in its sole and absolute discretion from time to time.

5. Termination
This Agreement shall terminate (subject to Section 9(f) below) (Survival Provision) and the Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):
(a)	The Expiration Date;

(b)	The: (i) death of the Employee or (ii) determination of the Board, that the Employee has become physically or mentally incapacitated so as to be unable to perform the essential functions of Employee’s duties to the Company for (x) 60 consecutive days or (y) 80 days in any 12-month period, even with reasonable accommodation, (the “Disability”);

(c)	The discharge of the Employee by the Company with or without Cause; or

(d)	the voluntary resignation of the Employee, in which case Employee agrees to provide the Company with not less than 60 days prior written notice of his resignation, and in any event the Company may, at its option, declare such resignation to be effective on (x) any day following receipt of such notice, or (y) if such notice is not received, any day following such resignation.
The Company may discharge the Employee at any time, for any reason or no reason, with or without Cause. As used herein, “Cause” is defined as the Employee’s: (i) failure to perform substantially the duties of the Senior Vice President, Chief Financial Officer and Treasurer of the Company (other than any such failure resulting from incapacity due to Disability), (ii) charged with any crime other than traffic violations, (iii) engagement in an act of fraud or of willful dishonesty towards the Company, (iv) material breach of this Agreement, (v) willful misconduct or gross negligence in the performance of Employee’s duties hereunder, (vi) violation of a federal or state securities law or regulation, (vii) the use by Employee of a controlled substance without a prescription or the use of alcohol which impairs Employee’s ability to carry out his duties and responsibilities, (viii) material violation by the Employee of the Company’s policies and procedures, or (ix) embezzlement and/or misappropriation of property of the Company or any of its affiliates. As used herein, “Good Reason” means the occurrence of any one or more of the following events without the express consent of the Employee: (i) a material breach by Company of its obligations under this Agreement, (ii) a material diminution in Employee’s position of duties of Senior Vice President, Chief Financial Officer and Treasurer of the Company as set forth in this Agreement, (iii) any reduction in Employee’s Base Salary or benefits unless such modification is part of a general, pro-rata reduction in the compensation for all executive officers of the Company implemented as a result of financial problems experienced by the Company, or (iv) any relocation of Employee’s assigned workplace to an area outside of the greater St. Louis metropolitan area. A Good Reason shall not exist until the Company has first failed to cure such failure or breach within 60 days of having been given written notice of its existence, and the Company is provided a period of 45 days during which it may remedy the Good Reason condition. To the extent the Employee is discharged or resigns, or is otherwise terminated or is deemed terminated, in each case as provided herein, from his position with the Company, he shall be and be deemed to have ceased his employment in the same manner with all of the subsidiaries of the Company.

6. Effect of Termination
In the event of termination of the Employee’s employment hereunder, all rights of the Employee under this Agreement, including all rights to compensation, shall end and the Employee shall only be entitled to be paid the amounts set forth in this Section 6 below; provided, that, the obligations of the Company to make any payment required pursuant to this Section 6 (other than (x) any amounts of the Employee’s Base Salary previously earned and accrued and (y) in accordance with the Company’s policy, unreimbursed business expenses of the Employee, ((x) and (y) collectively, the “Accrued Obligations”), but with the exception of the Accrued Obligations being payable under clause (c) below), is conditioned upon (i) execution and delivery by the Employee to the Company of a settlement and release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of the Employee’s employment with the Company and the termination thereof in form substantially as set forth in Exhibit A, attached hereto, and (ii) such agreement, once executed by the Employee and delivered to the Company, becomes irrevocable, enforceable and final under the applicable law.
(a)	In the event that the Employee’s employment is terminated for the reason set forth in Section 5(a) above (i.e., Expiration Date), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (a) Termination Date; and
(ii)	any amounts of Bonus Compensation earned and due in respect of a completed calendar year, which remains unpaid to the Employee as of the Clause (a) Termination Date.
(b)	In the event that the Employee’s employment is terminated for the reason set forth in Section 5(b) above (i.e., death or Disability), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (b) Termination Date;

(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (b) Termination Date; and
(iii)	a pro-rated portion of the Bonus Compensation computed as set forth below.
(c)	In the event that the Employee’s employment is terminated due to the discharge of the Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion) or the Employee’s termination of this Agreement for Good Reason, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (c) or (d) Termination Date”) (other than in the case of (iv), which shall be paid in accordance with normal payroll practice of the Company or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):
(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (c) or (d) Termination Date;
(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (c) or (d) Termination Date;
(iii)	a continuation of Base Salary through the period ending on the 180th day following the Clause (c) or (d) Termination Date, to be paid on the same schedule as previously paid. In connection herewith, Employee agrees that if the Company or any of its affiliates are obligated by law or by contract/policy to pay Employee any severance payment, a termination indemnity, notice pay or otherwise obligated by law to provide advance notice of separation, including any notice period that arises under the Worker Adjustment and Retraining Notification Act (he “WARN Act”), then the payment due under this Section 6(c)(iv) shall be reduced, on a dollar for dollar basis, by any such severance pay, termination indemnity, notice, pay or other payments due or arising under the WARN Act or otherwise, and Employee shall promptly refund to the Company any amounts to the extent paid by which such payment is so reduced.
(d)	In the event of any termination of the Employee’s employment, the Employee shall be under no obligation to seek other employment, but in the event the Employee becomes employed during the period specified under clause (iii) of Section 6(c) above, the Employee shall not be entitled to any further payments and shall return, if applicable, any amounts paid to the Employee on or after the subsequent employment date. The Employee shall correctly disclose to the Company all such remuneration or other benefit, and if there is a written employment agreement in connection therewith, provide the Company with a copy thereof.

(e)	For the purpose of this Section 6, any Bonus Compensation shall be deemed to be earned and to become due and payable with respect to any calendar year only if the Term of Employment has continued through December 31, of such year and, with respect to the amounts, if any, of such Bonus Compensation for any year, shall be determined based upon the level of attainment of the applicable performance targets for such year. In the event that, pursuant to the terms of this Section 6, the Employee is entitled to receive any pro rated Bonus Compensation, such pro ration shall be determined following December 31 of the calendar year in which the Employee ceases to be employed hereunder, and shall be paid in accordance with such plan, and shall be calculated by multiplying the Bonus Compensation that would have been deemed earned and to become due and payable in accordance with the terms of this Agreement with respect to the calendar year in which the Employee ceases to be employed hereunder if the Term of Employment had continued through December 31 of such year as determined based upon the applicable performance targets for such year, by a fraction, the numerator of which is the number of days from (and including) January 1 of such year through (and including) the last day of employment hereunder, and the denominator of which is 365.
7. Non-Disclosure
During the Term of Employment and at all times thereafter, the Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by the Employee during the Employee’s employment by the Company and any of the subsidiaries of the Company and (ii) not otherwise in the public domain, (“Confidential Information”). The Employee also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). The Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Employee will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement. Employee agrees not to disparage the Company, its officers and directors, Mr. Icahn, or Related Parties, or any affiliate of any of the foregoing, in each case during and/or after his employment hereunder.

All processes, know-how, technologies, trade-secrets information, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of Employment and out of the performance of his duties and responsibilities hereunder, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, power of attorney, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
All right, title and interest in all copyrightable material that the Employee shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by the Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Employee, the Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
8. Non-Compete and Non-Solicitation
(a)	In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, the Employee agrees that during the Term of Employment, the Employee will comply with the provisions of Section 1 above.
(b)	Except as provided below, for a period of six months following the last day of employment by the Company (the “Non-Compete Period”), the Employee will not, either directly or indirectly, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of Employee’s employment. The business of manufacturing, selling and/or distributing railcars and railcar parts and other related products shall be and be deemed to be “competitive” with the business conducted by the Company for the purposes hereof. The Company shall have the right, in its sole discretion, upon written notice to Employee within seven calendar days of his last day of employment by the Company, to extend the Non-Compete Period for up to six additional months by paying Employee, as additional severance pay, $22,917 per month during the extended Non-Compete Period; provided that the Non-Compete Period shall be one year, and Employee shall not be entitled to any additional compensation if his employment is terminated on the Expiration Date, because of death or Disability, for Cause, or voluntary resignation for Good Reason.
(c)	The Employee covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for two years following the last day of employment by the Company, the Employee shall not directly, or indirectly, for himself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any current or prospective supplier, customer, client or any Person in the habit of dealing with any of the foregoing;
(ii)	attempt to direct or solicit any current or prospective supplier, customer or client away from the Company or any of its subsidiaries or affiliates;
(iii)	interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or
(iv)	advise any Person not to do business with the Company or any of its subsidiaries or affiliates.
The Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure and Non-Compete and Non-Solicitation sections respectively) would not be unduly burdensome to the Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. The Employee agrees that the remedy of damages for any breach by the Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond and Employee agrees not to oppose granting of such relief. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

9. Miscellaneous
(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by the Employee and the Company. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(b)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that the Employee may not delegate any of the Employee’s duties hereunder, and may not assign any of the Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. In the event the Company assigns this Agreement and its successor assumes the Company’s obligations hereunder in writing or by operation of law, (i) the Company shall be released from all of its obligations hereunder, and (ii) all of the references to the Company, and to the Board, shall be deemed to be references to the Company’s successor and to the governing body of such successor, respectively. The Company and all of its future or current subsidiaries shall be and be deemed to be third-party beneficiaries of this Agreement.
(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof. Any unresolved dispute arising out of this Agreement shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation hereunder.
(d)	The Employee covenants and represents that (i) he is not a party to any contract, commitment, restrictive covenant or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. Employee has delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which Employee is subject.
(e)	The Employee acknowledges that he has had the opportunity to get assistance of legal counsel in reviewing and negotiating this Agreement.
(f)	This Agreement and all of its provisions (other than the provisions of Section 5, Section 6, Section 7, Section 8, and Section 9 hereof, which shall survive termination of employment and/or termination of this Agreement) shall terminate upon the Employee ceasing to be an employee of the Company for any reason.

(g)	All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:
If to the Company:
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Facsimile: 636.754.3408
Attention: James Cowan, President and Chief Executive Officer
If to the Employee:
At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(h)	In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision. Any calculation, allocation, expense, estimate or other amount, if any, to be determined under this Agreement or for the purpose of this Agreement (including all determinations of eligibility), for any period or portion of a period, and any amount payable or allocable to Employee under this Agreement for any period or portion of a period, shall be determined by the Company, whose determination shall be final and binding on all parties.
(j)	Employee shall not issue any press release or otherwise make any public statement or announcement with respect to the Company or this Agreement, including without limitation, in connection with the provision of the services hereunder, without the prior written consent of the Company.
(i)	Any termination of Employee’s employment with the Company shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee, to the extent applicable, from any and all the board of directors or similar governing body of the Company and its affiliates, and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

(j)	This Agreement may be executed in two or more counterparts (and by facsimile), each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.
(k)	Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any provision in any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area, or scope of such invalid, illegal, or unenforceable provision and, its reduced form, it shall be enforceable. It is the intent of the Parties that the provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party.
(l)	If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from this Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.
[Signature Page Follows]

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ James Cowan Name: James Cowan
Title: President and Chief Executive Officer

Date: October 19, 2011

EMPLOYEE:

By:	/s/ Dale C. Davies Dale C. Davies
Date: October 19, 2011
[Signature page to Dale C. Davies Employment Agreement]

[FORM OF RELEASE]
Exhibit A
Confidential

Date
This agreement sets forth the terms and conditions regarding your separation from employment from American Railcar Industries, Inc. (the “Company”) effective [last day of employment] (the “Separation Date”).
The terms and conditions set forth in Paragraphs 1 and 2 below will apply regardless of whether you decide to sign this letter agreement. However, you will not be eligible to receive the payment set forth in Paragraph 3 below unless you sign and do not revoke this letter agreement. (See Paragraph 11 below for what it means to revoke this letter agreement.)
1.	Your last day of employment is [date]. You will receive your regular pay as a full-time employee according to the Company’s regular payroll practices through the Separation Date. You also will receive a payment in the amount of [$xx.xx], less applicable taxes and payroll withholdings, for [# of days] days of accrued vacation (less any vacation taken between the date of this letter and the Separation Date).
2.	Because of your separation from employment, your eligibility for the Company’s employee benefit plans will end on the Separation Date.
3.	In addition to the above payments, the Company is offering you the opportunity to receive payments in the amount of $22,917 per month for 180 days less applicable taxes and payroll withholdings, in exchange for your signing this letter agreement and agreeing to its terms, including the general release of claims contained in paragraph 7(a). This payment would be paid in a lump sum within 15 days after this letter agreement becomes effective (as described in paragraph 11).
4.	You agree to keep confidential and not to publish or post on your own or to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all confidential information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees and clients, learned in the course of your employment with the Company. Furthermore, you agree not to disparage, or otherwise discuss any information, relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. You further agree to keep confidential and not to disclose to any third party all confidential information relating to the Company and its affiliates, related, parent, or subsidiary companies, and each of their clients learned in the course of your employment with the Company or any affiliate, related, parent, or subsidiary company. Confidential Information includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses. In addition, you agree to keep the terms and conditions of this letter agreement confidential, except that you may disclose the terms and conditions of this letter agreement to your spouse or significant other, attorneys and financial and tax advisors. The restrictions in this paragraph are subject to paragraph 14 below.
Confidential

5.	This letter agreement is not intended to modify but rather is intended to supplement the following agreements entered into between you and the Company which remain in full force and effect; including, but not limited to, the American Railcar Industries, Inc. Policy Statement on Securities Trades by Company Personnel and the Confidentiality and Non-Disparagement Agreement and Guidelines. You agree for a period of one year after this letter agreement becomes effective that you will not directly or indirectly, in any capacity, and will not assist directly or indirectly, in any capacity, any other individual or entity to (A) hire or engage in any capacity any employee of the Company (or any individual who was an employee of the Company within 12 months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with them, or (C) seek to persuade any customer (or any individual who was a customer of the Company within 12 months of the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company.
6.	You acknowledge that as of the Separation Date you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, blackberries, personal computers, credit cards, building access cards, computer equipment, files, documents and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment and out of the performance of your duties and responsibilities hereunder, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be.
7.	(a) By signing this letter agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the severance payment provided for in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators and fiduciaries, and each of their successors and assigns, from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under
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the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under the New York State Human Rights Law and the New York City Human Rights Law; Claims under the Missouri Human Rights Act; the Missouri Wage, Hours, and Dismissals Rights Law; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; and (x) Claims for attorneys’ fees, costs, disbursements and/or the like. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving payments you would otherwise not be entitled to, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this letter agreement.
(b) By signing this letter agreement, you are not releasing claims that arise after you sign this letter agreement; claims to enforce this letter agreement; claims relating to the enforceability, meaning, or effect of this letter agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or claims or rights which cannot be waived by private agreement.
(c) Additionally, by signing this letter agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a).
8.	This letter agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities (other than the agreements, if any, referred to in the first sentence of paragraph 5 above).
9.	This letter agreement (a) is governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.
10.	Any unresolved dispute arising out of this letter agreement and the general release contained in paragraph 7 shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in paragraph 5. Each party shall pay its own costs and fees in connection with any litigation hereunder.
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11.	You have 21 days from your receipt of this letter agreement to consider and accept its terms, but may sign it at any time within the 21 day period up to and including the 21st day after you receive it. If you decide to sign this letter agreement, you will have seven days to revoke your decision by sending written notice of revocation to the Company. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this letter agreement. Provided you do not revoke your decision, this letter agreement will become effective on the eighth day after you sign it. We encourage you to speak with an attorney before signing this letter agreement.
12.	By signing this letter agreement, you agree that you are signing it voluntarily of your own free will, that you have had 21 days within which to consider its terms and to consult with an attorney, and that you understand and agree to its terms.
13.	If any paragraph or part or subpart of any paragraph in this letter agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this letter agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this letter agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the letter agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this letter agreement shall remain in full, force and effect.
14.	Nothing in this letter agreement is intended to preclude you from providing truthful information about your employment or this letter agreement to any government agency or in any sworn testimony.
Understood and Agreed to by:

Dale Davies
Date executed:                     , 20___
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